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                                                                     EXHIBIT 3.8

                                                           STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 09/18/2002
                                                          020583477 - 2341629

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        BEHAVIORAL HEALTHCARE CORPORATION
                            (A DELAWARE CORPORATION)

         Behavioral Healthcare Corporation, a corporation organized and existing under The laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the corporation is BEHAVIORAL HEALTHCARE CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was June 24, 1993. The Certificate of Incorporation was previously amended and restated by means of an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 28, 1993 and by means of an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 31, 1995. The Certificate of Incorporation was again amended and restated by means of a Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 26, 1996.

         2. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation as heretofore amended.

         3. The text of the original Certificate of Incorporation, as previously amended, is hereby amended to read as herein set forth in full.

         4. The name of the corporation is BEHAVIORAL HEALTHCARE CORPORATION (the "Corporation").

         5. The purpose for which the corporation is being formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

         6. The address of the registered office of the Corporation in the state of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.

         7.       The Corporation is for profit.

         8. Simultaneously with the effective date of this Amended and Restated Certificate of Incorporation (the "Effective Date") all issued and outstanding shares of Common Stock ("Old Common Stock") shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be and hereby are automatically combined and reclassified (the "Reverse Split") as follows: each 34,445 shares of Old Common Stock shall be combined and reclassified as one share of issued and outstanding Common Stock ("New Common Stock"). The Corporation shall not issue fractional shares on account of the Reverse Split. Instead, the

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Corporation will redeem any fractional shares which results from the Reverse
Split at a price per shares equal to $3.43.

                  Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock shall be entitled to receive upon surrender of such Old Common Stock certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares of New Common Stock into which such former shares of Old Common Stock formerly represented by such old certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock.

                  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000 shares, all of which shares, no par value per share, are to be Common Stock.

         9. After the Effective Date, the maximum number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares of New Common Stock, without par value, which shares may be issued from time to time and (1) may have such voting powers, full or limited, or no voting powers;
(2) may be subject to redemption at such time or times and at such price or prices; (3) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate, or such conditions, and at such times; (4) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (5) may be made convertible into, or exchangeable for, shares of any other class or classes or of any series thereof of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (6) shall have such other relative, participating, option or other special rights, qualifications, limitations or restrictions thereof; all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of New Common Stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board.

         10. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (iii) under Section 174 of the General Corporation Law of Delaware. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         11. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person) who was or is a party to, or is threatened to be made a party to, any threatened,

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pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amount paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid is settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set for the in the General Corporation Law of Delaware; or (3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the General Corporation Law of Delaware.

         12. This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the Board of Directors on September 16, 2002 and by the written consent of the sole shareholder of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 16th day of September, 2002.

                                   BEHAVIORAL HEALTHCARE CORPORATION

                                       /s/ Stephen C. Petrovich
                                   By: -----------------------------------------
                                       Stephen C. Petrovich
                                       Senior Vice President and General Counsel